SUBSCRIPTION AGREEMENT

         This Agreement is dated June 30, 1999, by and between Wellington Properties Trust (the "Company") and Wellington Management Corporation ("WMC").

         WHEREAS, on November 16, 1998, the shareholders of the Company approved a number of real estate acquisitions by the Company or its subsidiaries and related transactions (together, the "Proposed Transactions") pursuant to which, among other things, the Company (i) agreed to acquire the office building housing its executive offices in Brookfield, Wisconsin in exchange for cash, the assumption of debt on the property and the issuance of 745,098 common units (the "Partnership Units") of the operating partnership of the Company, Wellington Properties Investments, L.P., (ii) issued to WMC a warrant to purchase 791,667 common shares of the Company (the "WMC Warrant"), and (iii) agreed to pay $1,600,000 to WMC in consideration of the termination of the parties' existing advisory fee arrangement (the "WMC Management Agreement").

         WHEREAS, following shareholder approval of the Proposed Transactions and the issuance of the WMC Warrant to WMC, the parties elected to consummate only a portion of the Proposed Transactions, but not the acquisition of the Brookfield office building, as a result of which the Partnership Units were never issued;

         WHEREAS, the Company has only paid $650,000 of the $1,600,000 fee for termination of the WMC Management Agreement; and

         WHEREAS, during the fourth quarter of 1999, the Company intends to make an offering of preferred shares to the public at a price of $10.00 per share and with a preferred dividend equal to $0.95 per annum (the "Preferred Share Offering");

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Termination of WMC Management Agreement. On August 11, 1999 (the "Effective Date"), the Company will issue to WMC 95,000 preferred shares of a class equal in all respects to the shares offered in the Preferred Share Offering, but ranking junior thereto as to payments of dividends and upon liquidation (the "Junior Preferred Shares"). Upon such issuance, the WMC
Management Agreement and all of the Company's obligations thereunder shall terminate.

         2. Cancellation of Warrant. On the Effective Date, WMC shall return the WMC Warrant to the Company for cancellation.

         3. Discharge of Certain Prior Obligations. The agreements set forth herein are in full satisfaction of the parties' respective obligations to each other in connection with the Proposed Transactions.




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         4.       General Provisions.

                  (a) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors and assigns. Neither party may assign its duties or obligations under this Agreement without the prior written consent of the other party.

                  (b) Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Company and WMC.

                  (c) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitration sitting in Minneapolis, Minnesota, in accordance with the rules of the American Arbitration Association (the "AAA") then in effect. The arbitrator shall be selected by the parties from a list of eleven (11) arbitrators provided by the AAA, provided that no arbitrator shall be related to or affiliated with either of the parties. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Minneapolis, Minnesota, or telephonically. At that meeting, the party who sought arbitration shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall arbitrate the dispute. Each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute ("Proposed Solution"), and the arbitrator shall be obligated to choose one (1) party's specific Proposed Solution, without being permitted to effectuate any compromise or "new" position; provided, however, that the arbitrator is authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The party whose Proposed Solution is not selected shall bear the costs of all counsel, experts or other representatives that are retained by both parties, together with all costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the arbitrator. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

                  (d) Waiver. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

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         IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date first written above.

                  WELLINGTON MANAGEMENT CORPORATION


                    /s/ Arnold K. Leas
                  -------------------------------
                   Arnold K. Leas, President


                  WELLINGTON PROPERTIES TRUST


                    /s/ Duane H. Lund
                  -------------------------------
                   Duane H. Lund, Chief Executive Officer